Exhibit (h)(13)
                           SHAREHOLDER SERVICING PLAN
                                 HIGHMARK FUNDS

                                 CLASS A SHARES

     This Plan (the "Plan"), as amended from time to time, constitutes the Shareholder Servicing Plan with respect to each series of shares of beneficial interest containing Class A shares heretofore or hereinafter organized (each a "Fund," and collectively, the "Funds") of HighMark Funds (the "Trust"), an open-end investment company registered under the Investment Company Act of 1940, as amended.

Section 1. The Trust, on behalf of the Class A shares of each Fund, will pay to HighMark Capital Management, Inc., a California corporation, as the shareholder servicing agent of the Class A shares of the Funds, or such other entity as shall from time to time act as the shareholder servicing agent of such Class A shares (the "Servicing Agent"), a fee (the "Shareholder Servicing Fee") for services rendered and expenses borne by the Servicing Agent in connection with the provision of any one or more of the services set forth in Section 2 below to Class A shareholders. The Servicing Agent, in its discretion, may provide such services or compensate other service providers (which may include any affiliate of the Servicing Agent) to provide such services. This Plan supersedes the July 1, 2006 Class A Plan and Agreement, as amended.

Section 2. Such shareholder services may include (and are in addition to any such general services provided to a Fund as a whole) with respect to some or all of the shareholders who from time to time beneficially own Class A shares of any Fund:

              (i) maintaining accounts relating to Shareholders that invest in Shares;

              (ii) providing information periodically to Shareholders showing their positions in Shares;

              (iii) arranging for bank wires;

              (iv) responding to Shareholder inquiries relating to the services performed by the Servicing Agent;

              (v) responding to inquiries from Shareholders concerning their investments in Shares;

              (vi) forwarding Shareholder communications from the Trust (such as proxies, Shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Shareholders;

              (vii) processing purchase, exchange and redemption requests from Shareholders and placing such orders with the Trust or its service providers;

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              (viii)  assisting   Shareholders  in  changing  dividend  options,
              account designations, and addresses;

              (ix) providing sub-accounting with respect to Shares beneficially owned by Shareholders;

              (x) processing dividend payments from the Trust on behalf of the Shareholders;

              (xi) providing information regarding fund performance, market trends and other information to shareholders through the internet and/or through written and oral communications, hosting fund websites for shareholder access and information, and providing data feeds;

              (xii)   providing   assistance  to   shareholders   and  financial
              intermediaries,   including   affiliates,   regarding  shareholder
              accounts, as needed; and

              (xiii) providing such other similar services as the Trust may reasonably request to the extent that the Servicing Agent is permitted to do so under applicable laws or regulations.

References  to "Shares" and  "Shareholders"  mean Class A shares of any Fund and
the  shareholders   who  from  time  to  time   beneficially  own  such  Shares,
respectively.

Section 3. In consideration of the services and facilities provided by the Servicing Agent hereunder, the Trust will pay to the Servicing Agent a fee, at an annual rate of up to 0.25% (twenty-five basis points) of the average daily net asset value of all Shares of the Trust, which fee will be computed daily and paid monthly. The Servicing Agent may pay all or any portion of the Shareholder Servicing Fee to shareholder servicing agents or other organizations (including, but not limited to, any affiliate of the Servicing Agent) as shareholder servicing fees for providing all or any portion of the shareholder services, and may retain all or any portion of the Shareholder Servicing Fee as compensation for providing the shareholder services. The Servicing Agent may engage an agent to make such payments on its behalf.

Approved September 27, 2007 to be effective as of the date PFPC Distributors, Inc. begins servicing as the distributor of the HighMark Funds.